EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

The computation of weighted average number of shares for IAT Multimedia, Inc. is comprised of the weighted average number of shares issued prior to December 31, 1995 calculated based upon the date of issuance within the respective period. In addition to the weighted average number of shares computed the computation includes the Common Stock issued in September 1996 at an issue price less than the anticipated initial public offering price ("IPO"), the automatic conversion of the Series A Preferred Stock into Common Stock upon the consummation of this Offering at an issued price less than the anticipated IPO price, and reduced by the number of shares placed in escrow by the respective stockholders. The computation for the periods presented is as follows:

                                                                             December 31,                       September 30,
                                                    Number       ------------------------------------    --------------------------
                                       Date        of Shares       1993         1994           1995         1995            1996
                                       ----        ---------       ----         ----           ----         ----            ----
Balance carried forward              1-Jan-93      1,312,500     1,312,500    1,312,500     1,312,500     1,312,500       1,312,500
Stock issued                         23-Jun-93       131,250        68,682      131,250       131,250       131,250         131,250
                                     12-Dec-93       306,250        15,942      306,250       306,250       306,250         306,250
                                     31-May-95       875,000                                  513,013       292,466         875,000

                                     7-Jul-95        656,250                                  318,237       152,826         656,250
                                     12-Dec-95       218,750                                    5,993                       218,750

                                       1996          875,000       875,000      875,000       875,000       875,000         875,000

Conversion of Series A Preferred                   1,875,000     1,875,000    1,875,000     1,875,000     1,875,000       1,875,000
Less escrow shares                                  (500,000)     (500,000)    (500,000)     (500,000)     (500,000)       (500,000)
                                                                 ---------    ---------     ---------     ---------       ---------
Total                                                            3,647,124    4,000,000     4,837,243     4,445,292       5,750,000
                                                                 =========    =========     =========     =========       =========